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                                                                 EXECUTION COPY
                                                                    EXHIBIT 4(b)



                            RECEIVABLES PURCHASE AND
                               SERVICING AGREEMENT


          RECEIVABLES PURCHASE AND SERVICING AGREEMENT, dated as of September 29, 1997 (this "Agreement"), by and among Royal Appliance Receivables, Inc., an Ohio corporation as Seller (the "Seller"), LLAMA RETAIL FUNDING, L.P., a Delaware limited partnership, as Purchaser (as such, together with its successors and assigns, the ("Purchaser"), ROYAL APPLIANCE MFG. CO., an Ohio corporation as originator of the Receivables (the "Parent") and as servicer (as such, together with its successors and assigns, the "Servicer") and CAPITAL USA, L.L.C., a Delaware limited liability company in its capacity as administrator hereunder (as such, together with its successors and assigns, the "Administrative Agent").


                              W I T N E S S E T H:
                              - - - - - - - - - -

          WHEREAS, the Seller is a wholly-owned, bankruptcy-remote subsidiary of the Parent;

          WHEREAS, the Seller has been formed for the sole purpose of purchasing and selling certain trade receivables originated by the Parent in the ordinary course of its business and sold or contributed to the Seller from time to time pursuant to the Receivables Sale Agreement by and between the Parent and the Seller;

          WHEREAS, the Administrative Agent has been requested and is willing to provide certain administrative services on behalf of the Purchaser in connection with the making and financing of such purchases;

          WHEREAS, the Purchaser desires that a Servicer be appointed to service receivables purchased by the Purchaser under this Agreement and the Parent has been requested and is willing to act as the Servicer;

          NOW, THEREFORE, the parties agree as follows:

          This Agreement hereby expressly incorporates by reference herein the Standard Terms and Conditions attached hereto as Annex A.

          1. (a) CERTAIN DEFINED TERMS. As used in this agreement, the following additional terms shall have the following meanings:

              APPLICABLE MARGIN: means, with respect to all Tier I Receivables, 0.60% and, with respect to all Tier II Receivables, 0.90% per annum.

              BALANCE SHEET DATE: means June 30, 1997.


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              BUSINESS DAY: means any day of the year other than a Saturday,
          Sunday or any day on which banks generally are required, or authorized, to close in New York, New York, Fayetteville, Arkansas, or Cleveland, Ohio.

              COLLECTION ACCOUNT: means the Eligible Bank Account titled "Llama Retail Funding, L.P. -- Collection Account Royal Appliance" established pursuant to Section 2.03(b).

              ESCROW PERIOD: means, with respect to any Escrowed Amount, the period expiring on the 91st day (or such longer period as may be required by Section 547 of the United States Bankruptcy Code to the extent the Seller or the Parent was an "insider" within the meaning of
          Section 547 of the United States Bankruptcy Code at the time of such transfer) following the deposit or allocation of such Escrowed Amount into the Escrowed Amount Subaccount.

              FINAL PURCHASE DATE: means March 17, 1998, or such later date as the Administrative Agent may agree, with the approval of the Purchaser in a written notice to the Seller.

              MINIMUM INVESTMENT AMOUNT: means $100,000.

              PARENT JUDGMENT AMOUNT: means $5 million.

              PROGRAM FEE RATE: means 0.20%, as adjusted from time to time by written notice from the Administrative Agent to the Seller.

              PURCHASE DATE: means the Effective Date and, thereafter, each successive Business Day.

              PURCHASE LIMIT: means from the Effective Date through January 31, 1998, $40,000,000, and thereafter $25,000,000.

              SERVICING FEE RATE: means 1.00%.

          (b) All capitalized terms used and not defined herein, shall have the meaning specified in Annex A to this Agreement.

          (c) The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole. All references to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement as the context requires.
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         2.       ADDITIONS AND MODIFICATIONS TO THIS AGREEMENT.

                  (a)      The following defined terms are amended as follows:

                           (i) Clause (d) of the definition of "Eligible Receivable" is hereby amended by adding the following after the word "adjusted" "(other than as contemplated in (c) above)."

                           (ii) Clause (o) of the definition of "Eligible Receivable" is hereby amended by deleting the words "30 days'" and inserting the words "60 days'."

                           (iii) The definition of "Minimum Dilution Reserve Amount" is deleted in full.

                           (iv) The definition of "Related Documents" is hereby amended by adding the following after the words "Receivables Purchase Agreement:"

                              , the Management Agreement, dated as of September
                               29, 1997, between the Parent and the Seller

                  (b)      The following new definition is hereby added:

                           CP DISRUPTION EVENT: The inability of a Purchaser, at any time, whether as a result of a prohibition, a contractual restriction or any other event or circumstances whatsoever, to raise funds through the issuance of its commercial paper notes (whether or not constituting commercial paper notes issued to fund Purchases hereunder) in the United States commercial paper market.

                  (c) Section 2.1(a) is hereby amended by adding the following at the end thereof:

                           In the event the Purchaser is not able to make a Purchase that it otherwise has agreed to make solely as a result of a CP Disruption Event, the Purchaser will, to the extent it is permitted, request an advance under the Liquidity Agreement and shall make such Purchase in an amount equal to the amount of such advance.

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                  (d)      Section 6.3(b) and (d) are each hereby amended by
adding at the end of each such section the following:

                            in any way that could materially affect the Servicer's ability to perform is obligations under this Agreement or any Related Document

                  (e) Section 6.3 (d) is hereby amended by adding at the end of such section the following:

                            with respect to the Receivables or the obligations of the Servicer under this Agreement

                  (f) Section 7.1((b) is hereby amended by inserting the following after the words "Debt of the Parent:"

                            in excess of $5 million, individually or in the aggregate

                  (g) Section 7.1(c) is hereby deleted and replace in its entirety as follows:

                            the Parent or the Seller shall generally not pay any of its respective Debts as such Debts become due, or shall admit in writing its inability to pay its Debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Parent (and, in the case of any such proceeding instituted against the Parent, but not instituted by it, any such proceeding shall remain undismissed or unstayed for a period of 60 days) or the Seller seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or any of its Debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur, or the Parent or the Seller shall take any corporate action to authorize any of the actions set forth in this subsection; or

                  (h) Section 7.1(l) is hereby amended by deleting the phrase "or for any other reason whatsoever."

                  (i) Section 10.4 is amended by inserting "lenders," in the second parenthetical phrase thereof, before the word "directors."


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                  (j)      Annex B(l) is hereby deleted and replaced in its
entirety as follows:

                           (l) (i) Consolidated balance sheets and statements of income and changes in financial position of the Parent, the Servicer and their respective Subsidiaries for each of the years in the three year period ended the Balance Sheet Date, audited by an independent nationally recognized accounting firm;

                             (ii)  Unaudited balance sheets of the
                           Seller as of the Effective Date and consolidated balance sheets and statements of income and changes in financial position of the Parent, the Servicer and their respective Subsidiaries for each fiscal quarter following the Balance Sheet Date ended more than 45 days prior to the Effective Date;

                             (iii) The Seller's balance sheet, dated
                           as of the Effective Date and certified by the chief executive or accounting officer of the Parent;

                  (k) Annex D (b) is hereby amended by deleting the phrase "in a manner acceptable to the Administrative Agent."

                  (l) Annex D (f) is hereby deleted and replaced in its entirety as follows:

                             (f)   promptly upon the request of the
                           Administrative Agent, copies of any ERISA reports filed by the Seller or the Parent; and

                  (m) Annex D (g) is hereby deleted and replaced in its entirety as follows:

                             (g) promptly, from time to time, such other information, documents, records or reports respecting the Purchased Receivables, the Contracts, the condition or operations, financial or otherwise, of the Seller or the transactions contemplated by this Agreement and the Related Documents as the Purchaser or the Administrative Agent may, from time to time, reasonably request from the Seller, the Servicer or the Parent.

                  (m) Exhibit A is hereby amended by deleting the text of paragraph A and replacing it in its entirety as follows:

                           THE DILUTION RESERVE.

                           DILUTION RESERVE: For any Receivables Interest, on any day, an amount equal to the product of (a) 10% and (b) the Net Receivables Pool Balance at the time of such calculation.


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                  (n)      Section 2.18 is hereby added as follows:

                           Section 2.18 PAYMENTS IN RESPECT OF DILUTIONS. On any day on which one or more Dilutions arise as a result of any action by any Designated Obligor or otherwise, the Seller shall pay to the Administrative Agent within ten days, for application hereunder in reduction of Capital Investment, in immediately available funds, by wire transfer or otherwise, an amount equal to the aggregate dollar amount of such Dilutions.

          3. COUNTERPARTS. This Agreement may be executed in counterparts each of which shall be an original, but all of which together shall constitute one and the same instrument.



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          IN WITNESS WHEREOF, the parties hereto have caused this Receivables
Purchase and Servicing Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                      ROYAL APPLIANCE RECEIVABLES, INC.,
                                      as Seller


                                      By:_____________________________________
                                      Name:
                                      Title:



                                      ROYAL APPLIANCE MFG. CO., as Parent and
                                      Servicer


                                      By:_____________________________________
                                      Name:
                                      Title:


                                      LLAMA RETAIL FUNDING, L.P.,
                                      as Purchaser,

                                      By Llama Retail Funding Corp.,
                                      its general partner


                                      By:_____________________________________
                                      Name:
                                      Title:  President

                                      CAPITAL USA, L.L.C.,
                                      as Administrative Agent


                                      By:_____________________________________
                                      Name:  James L. Sigman
                                      Title:  Vice President


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